UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 26, 2009

Danaher Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-08089	59-1995548
(Commission File Number)	(IRS Employer Identification No.)

2099 Pennsylvania Ave., N.W., 12th Floor, Washington, D.C.	20006-1813
(Address of Principal Executive Offices)	(Zip Code)

202-828-0850

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On February 26, 2009, Danaher Corporation (“Danaher”) entered into a purchase agreement (the “Purchase Agreement”) with Banc of America Securities LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named in the Purchase Agreement, for the sale by Danaher of $750 million aggregate principal amount of 5.40% senior notes due 2019, in a public offering pursuant to a registration statement on Form S-3 (File No. 333-135780) and a related preliminary prospectus supplement and prospectus supplement filed with the Securities and Exchange Commission.

Danaher expects to receive net proceeds, after the underwriting discount and expenses, of approximately $744 million. The offering of the senior notes is expected to close on March 5, 2009, subject to customary closing conditions.

The senior notes will be issued pursuant to an indenture (the “Indenture”) dated December 11, 2007 between Danaher and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and a supplemental indenture to be dated on or about March 5, 2009 between Danaher and the Trustee.

The above description of the Purchase Agreement and the Indenture is qualified in its entirety by reference to the Purchase Agreement and the Indenture. The Indenture has been included as Exhibit 1.2 to Danaher’s Current Report on Form 8-K, filed on December 11, 2007, and the Purchase Agreement is filed as Exhibit 1.1 hereto. The Indenture and the Purchase Agreement are incorporated herein by reference.

Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Danaher, has issued an opinion to Danaher, dated March 3, 2009, regarding the legality of the senior notes upon issuance thereof. A copy of the opinion as to legality is filed as Exhibit 5.1 hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

Exhibit No.	Description

1.1	Purchase Agreement, dated February 26, 2009

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Executive Vice President and Chief Financial Officer

Dated: March 3, 2009

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated February 26, 2009

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above)